TERM LOAN AGREEMENT

Dated as of December 15, 2011

Among

SUN BLUEBERRY HILL LLC,
a Michigan limited liability company

SUN GRAND LAKE LLC,
a Michigan limited liability company

SUN THREE LAKES LLC,
a Michigan limited liability company

SUN CLUB NAPLES LLC,
a Michigan limited liability company

SUN NAPLES GARDENS LLC,
a Michigan limited liability company

SUN NORTH LAKE ESTATES LLC,
a Michigan limited liability company

as Borrowers

BANK OF AMERICA, N.A.,
as Administrative Agent on behalf of the Lenders

and

The Other Lenders Party Hereto

Table of Contents

Article I General Information

Section 1.1	Schedules.	1
Section 1.2	Defined Terms.	1

Article II The Term Loans

Section 2.1	The Loans.	1
Section 2.2	Advance.	1
Section 2.3	Commitment Fee.	2
Section 2.4	Evidence of Loans.	2
Section 2.5	Payments Generally; Administrative Agent’s Clawback.	2
Section 2.6	Obligations of Lenders Several.	3
Section 2.7	Sharing of Payments by Lenders.	3
Section 2.8	Defaulting Lenders.	3
Section 2.9	Liability of Administrative Agent and Lenders.	4
Section 2.10	Increase in Loan.	4
Section 2.11	Partial Releases of Property.	5

Article III Taxes and Yield Protection

Section 3.1	Taxes.	5
Section 3.2	Increased Costs.	8
Section 3.3	Replacement of Lenders.	9
Section 3.4	Survival.	9

Article IV Conditions Precedent

Section 4.1	Conditions Precedent to Closing.	9
Section 4.2	Conditions Precedent to Effectiveness of Increase.	11

Article V Representations and Warranties

Section 5.1	Organization, Power and Authority of Borrower; Loan Documents.	12
Section 5.2	Other Documents; Laws.	13
Section 5.3	Taxes.	13
Section 5.4	Legal Actions.	13
Section 5.5	Nature of Loans.	13
Section 5.6	Trade Names.	13
Section 5.7	Financial Statements.	13
Section 5.8	No Material Adverse Change.	14
Section 5.9	ERISA and Prohibited Transactions.	14
Section 5.10	Compliance with Laws and Zoning and Other Requirements; Encroachments.	14
Section 5.11	Utilities; Roads; Access.	14
Section 5.12	Other Liens.	14
Section 5.13	No Defaults.	14

i

Article VI Affirmative Covenants and Agreements

Section 6.1	Compliance with Laws; Use of Proceeds.	15
Section 6.2	Inspections; Cooperation.	15
Section 6.3	Payment and Performance of Contractual Obligations.	15
Section 6.4	Insurance.	15
Section 6.5	Adjustment of Condemnation and Insurance Claims.	16
Section 6.6	Utilization of Net Proceeds.	17
Section 6.7	Management.	18
Section 6.8	Books and Records; Financial Statements; Tax Returns.	18
Section 6.9	Estoppel Certificates.	19
Section 6.10	Taxes; Tax Receipts.	19
Section 6.11	Administrative Agent’s Rights to Pay and Perform.	19
Section 6.12	Reimbursement; Interest.	19
Section 6.13	Notification by Borrower.	19
Section 6.14	Indemnification by Borrower.	19
Section 6.15	Fees and Expenses.	20
Section 6.16	Appraisals.	20
Section 6.17	Leasing and Tenant Matters.	20
Section 6.18	Preservation of Rights.	20
Section 6.19	Income from Property.	20
Section 6.20	Representations and Warranties.	21
Section 6.21	Debt Service Coverage Ratio.	21
Section 6.22	Loan-to-Value Ratio.	21
Section 6.23	Swap Contracts.	21

Article VII Negative Covenants

Section 7.1	Conditional Sales.	21
Section 7.2	Insurance Policies and Bonds.	21
Section 7.3	Additional Debt.	21

Article VIII Events of Default

Section 8.1	Payment Default.	22
Section 8.2	Default Under Other Loan Documents.	22
Section 8.3	Accuracy of Information; Representations and Warranties.	22
Section 8.4	Deposits.	22
Section 8.5	Insurance Obligations.	22
Section 8.6	Other Obligations.	22
Section 8.7	Construction Lien.	23
Section 8.8	Bankruptcy.	23
Section 8.9	Appointment of Receiver, Trustee, Liquidator.	23
Section 8.10	Inability to Pay Debts.	23
Section 8.11	Judgment.	23
Section 8.12	Dissolution; Change in Business Status.	23
Section 8.13	Default Under Other Indebtedness.	23
Section 8.14	Change in Controlling Interest.	23

Article IX Remedies on Default

Section 9.1	Remedies on Default.	24
Section 9.2	Application of Funds.	24
Section 9.3	No Release or Waiver; Remedies Cumulative and Concurrent.	25

Article X Administrative Agent

Section 10.1	Appointment and Authority.	25
Section 10.2	Rights as a Lender.	25
Section 10.3	Exculpatory Provisions.	25
Section 10.4	Reliance by Administrative Agent.	26
Section 10.5	Delegation of Duties.	27
Section 10.6	Resignation of Administrative Agent.	27
Section 10.7	Non-Reliance on Administrative Agent and Other Lenders.	27
Section 10.8	Administrative Agent May File Proofs of Claim.	28

Article XI Miscellaneous

Section 11.1	Further Assurances; Authorization to File Documents.	28
Section 11.2	No Warranty by Administrative Agent.	29
Section 11.3	Standard of Conduct of Administrative Agent and Lenders.	29
Section 11.4	Amendments, Etc.	29
Section 11.5	Notices; Effectiveness; Electronic Communication.	30
Section 11.6	No Waiver; Cumulative Remedies; Enforcement.	31
Section 11.7	Expenses; Indemnity; Damage Waiver.	31
Section 11.8	Payments Set Aside.	32
Section 11.9	Successors and Assigns.	33
Section 11.10 Treatment of Certain Information; Confidentiality.	35
Section 11.11 Right of Setoff.	35
Section 11.12 Replacement of Lenders.	36
Section 11.13 No Advisory or Fiduciary Responsibility.	36
Section 11.14 Electronic Execution of Assignments and Certain Other Documents.	37
Section 11.15 No Partnership.	37
Section 11.16 Severability.	37
Section 11.17 Rules of Construction.	37
Section 11.18 Counterparts.	38
Section 11.19 Governing Law.	38
Section 11.20 Time of Essence.	38
Section 11.21 Electronic Transmission of Data.	38
Section 11.22 Dispute Resolution.	38
Section 11.23 Forum.	40
Section 11.24 WAIVER OF JURY TRIAL.	40
Section 11.25 USA Patriot Act Notice.	41
Section 11.26 Entire Agreement.	41

Schedules to Term Loan Agreement

Schedule 1.2	Definitions
Schedule 2.1	Loan Amounts and Applicable Percentages
Schedule 6.17	Leasing and Tenant Matters
Schedule 6.22	Swap Contracts
Schedule 11.5	Administrative Agent’s Office Certain Addresses for Notices
Schedule 11.7	Form of Assignment and Assumption

Term Loan Agreement

This Term Loan Agreement (this “Agreement”) is entered into as of December 15, 2011, by and among Sun Blueberry Hill LLC, a Michigan limited liability company; Sun Grand Lake LLC, a Michigan limited liability company; Sun Three Lakes LLC, a Michigan limited liability company; Sun Club Naples LLC, a Michigan limited liability company; Sun Naples Gardens LLC, a Michigan limited liability company; and Sun North Lake Estates LLC, a Michigan limited liability company (collectively “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., a national banking association, acting on behalf of the Lenders, as Administrative Agent.

Recitals

Borrower has applied to Lenders for loans for the purpose of acquiring the real property that will serve as security for the loans.  Lenders have agreed to make the loans on the terms and conditions set forth in this Agreement and in the other documents evidencing and securing the loans.

Now, therefore, in consideration of the premises, and in further consideration of the mutual covenants and agreements herein set forth, the parties covenant and agree as follows:

Agreements

Article I

General Information.

Section 1.1                      Schedules.

The Schedules attached to this Agreement are incorporated herein and made a part hereof.

Section 1.2                      Defined Terms.

Capitalized terms in this Agreement shall have the meanings ascribed to such terms in the Preamble hereto or elsewhere in this Agreement and in Schedule 1.2.

Article II

The Term Loans.

Section 2.1                      The Loans.

Borrower agrees to borrow the Loans from Lenders, and each Lender severally agrees to lend its Loan to Borrower, subject to the terms and conditions herein set forth, in amounts not to exceed each Lender’s Loan Amount.  The Loans shall be repaid subject to the terms and conditions set forth herein and in the Notes.  Interest shall accrue and be payable in arrears only on sums advanced hereunder for the period of time outstanding.  The Loans are not revolving loans; amounts repaid may not be re-borrowed.

Section 2.2                      Advance.

Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Closing Date.  At closing, subject to the terms and conditions herein set forth, the Administrative Agent shall advance the Loan proceeds in the amounts, and to the parties, specified in the closing statement agreed upon among Borrower, Administrative Agent and the Lenders, upon satisfaction of the conditions precedent set forth in Section 4.1.

Section 2.3                      Commitment Fee.

The Borrower shall pay to the Administrative Agent, for the account of each Lender, a commitment fee equal to one-half of one percent (0.50%) of each Lender’s Loan Amount.

Section 2.4                      Evidence of Loans.

The Loan made by each Lender shall be evidenced by accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive, absent manifest error, of the principal amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  The Borrower shall also execute and deliver to each Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loan in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

Section 2.5                      Payments Generally; Administrative Agent’s Clawback.

(a)           All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lender to which such payment is owed, at the Administrative Agent’s Office in immediately available funds not later than 2:00 p.m. on the dates specified in the Notes.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received, as well as all other amounts received by the Administrative Agent on account of the Obligations and payable to the Lenders through the exercise of any right of setoff or the application of Net Proceeds, by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  Amounts received on account of the Obligations after the exercise of remedies provided for in Section 9.1 shall be applied as provided in Section 9.2.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

Section 2.6                      Obligations of Lenders Several.

The obligations of the Lenders hereunder to make the Loans and to make payments pursuant to Section 11.7(c) are several and not joint.  The failure of any Lender to make a Loan or to make any payment under Section 11.7(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no

Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.7(c).

Section 2.7                      Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Loan made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loan and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loan of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a)           If any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest.

(b)           The provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loan to any assignee or participant, other than an assignment to the Borrower (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.8                      Defaulting Lenders.

(a)           Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.4.

(ii)           Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a

Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)           If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.9                      Liability of Administrative Agent and Lenders.

Administrative Agent and Lenders shall in no event be responsible or liable to any Person other than Borrower for the disbursement of or failure to disburse the proceeds of the Loans or any part thereof and no Person other than Borrower shall have any right or claim against Administrative Agent or Lenders under this Agreement and no Person other than Borrower and Guarantor shall have any right or claim against Administrative Agent or Lenders under the other Loan Documents.

Section 2.10                      Increase in Loan.

(a)           Request for Increase.  Provided there exists no Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may, on a one-time basis, request an increase in the Loan by an amount not exceeding Nineteen Million and 00/100 Dollars ($19,000,000.00) (the “Loan Increase Amount”).

(b)           Lender Commitments to Increase.  Each Lender agrees to increase its Loan by an amount equal to its Applicable Percentage of such requested increase.

(c)           Effective Date.  If the Loan is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date of such increase (the “Loan Increase Effective Date”); provided, however, that the Loan Increase Effective Date shall in no event be less than ten (10) Business Days from the date of delivery of the notice from the Administrative Agent to the Lenders and must occur on or before March 31, 2012, or the Lenders’ commitments to increase their Loans as provided in this Section 2.10 shall terminate.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the Loan Increase Effective Date.

(d)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall satisfy the conditions precedent set forth in Section 4.2 and shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Loan Increase Effective Date (in sufficient copies for each Lender) signed by an Authorized Signer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct, on and as of the Loan Increase Effective Date, and except that for purposes of this Section 2.16, the representations and warranties contained in Section 5.7 shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.8, and (B) no Event of Default exists.

(e)           Release of Certain Borrowers Upon Termination of Commitment.  In the event the commitment of the Lenders to increase the principal amount of their Loans by the Loan Increase Amount irrevocably terminates under the provisions of this Section 2.10, upon request by written notice to Administrative Agent, provided that at the time of the request, there shall not exist any Event of Default, nor any condition or state of facts which after notice and/or lapse of time would constitute an Event of Default, the Lenders and the Administrative Agent agree to release Sun Blueberry Hill LLC, Sun Grand Lake LLC and Sun Three Lakes LLC as Borrowers under this Loan Agreement and the other Loan Documents, provided, further that such release shall have been consented to by the remaining Borrowers and Guarantor and documented to Administrative Agent’s satisfaction by Borrower, Guarantor, the Administrative Agent and Lenders.

(f)           Conflicting Provisions.  This Section shall supersede any provisions in Section 11.4 to the contrary.

Section 2.11                      Partial Releases of Property.

Provided that an Event of Default does not exist hereunder, or any other Loan Document, and that the Administrative Agent shall reasonably determine that the remaining Properties will continue to satisfy the Debt Service Coverage Ratio covenant contained in Section 6.21, the Administrative Agent will provide partial releases in respect of its interest under the Mortgages and other Loan Documents upon payment of a Release Price as a principal payment, in addition to all other payments of principal and interest required under the Notes, for each Property to be released.  Payments made for releases shall be applied by Lenders against the outstanding principal of the Loans.  Borrower agrees to reimburse Administrative Agent and Lenders for all reasonable out-of-pocket fees and costs incurred in connection with the granting of such partial releases and shall provide Administrative Agent with any and all information reasonably requested by Administrative Agent with respect to the Property to be released.

Article III

Taxes and Yield Protection.

Section 3.1                      Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)           Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)           Tax Indemnifications.

(i)           Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Nothing herein shall be construed to preclude the Administrative Agent or the Borrower from contesting such Indemnified Taxes or Other Taxes in good faith by appropriate proceedings diligently conducted, provided that any such contest shall not affect the indemnity obligations of the Borrower hereunder.  The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against (A) any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e), and (B) any Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) that are payable or paid by the Administrative Agent or a Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each Lender hereby authorizes the Administrative Agent and the Borrower to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent or Borrower under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

(d)           Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.1, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.

(i)           Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws, to the extent applicable, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the

Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A)           Only if prescribed by applicable Laws, any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(B)           Each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)           executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)           executed originals of Internal Revenue Service Form W-8ECI,

(III)           executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

(V)           executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)           Only if prescribed by applicable Laws, each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)           Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender; notwithstanding the foregoing, if the Administrative Agent shall receive a refund of Taxes, it shall promptly distribute such refund to the Lenders on a pro rata basis in accordance with their Applicable Percentages.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all actual out-of-pocket expenses incurred by the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, unless such penalties, interest or other charges are caused by the Lender) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person, provided the Administrative Agent or Lender, as applicable, shall provide sufficient non-confidential documentation to the Borrower to substantiate such payment or repayment obligation.

Section 3.2                      Increased Costs.

(a)           If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, (ii) subject any Lender to any Taxes or Other Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of either of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender as the case may be, for any such reduction suffered.

(b)           If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) of this Section and delivered to the Borrower shall be conclusive, absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any interest or penalties incurred as a result of the Lender’s failure to promptly notify the Borrower of such claim within a reasonable time after becoming aware of a Change in Law.

(e)           Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loan becomes aware of the occurrence of an event or existence of a condition that would entitle such Lender to receive payments under this Section 3.2, it will, to the extent not inconsistent with the internal policies of such

Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loan through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender pursuant to this Section 3.2 would be materially reduced and if, as determined by such Lender in its reasonable discretion, the making, issuing, funding or maintaining of such Loan through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loan or the interest of such Lender.

Section 3.3                      Replacement of Lenders.

If any Lender requests compensation under Section 3.2, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, the Borrower may replace such Lender in accordance with Section 11.12.

Section 3.4                      Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Loans, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

Article IV

Conditions Precedent.

The obligation of each Lender to enter into this Agreement and extend credit pursuant hereto is subject to satisfaction of the following conditions precedent:

Section 4.1                      Conditions Precedent to Closing.

(a)           Documents Required for Closing.  The Administrative Agent shall receive the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by Authorized Signers of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)           Executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower.

(ii)           A Note executed by the Borrower in favor of each Lender.

(iii)           Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Signers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Authorized Signer thereof authorized to act as an Authorized Signer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party.

(iv)           Such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party which is an entity is duly organized or formed, and that each of the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification.

(v)           A favorable opinion of Jaffe Raitt Heuer & Weiss, P.C., counsel to Borrower, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit C to the Closing Checklist and such other matters concerning Borrower and the Loan Documents as the Required Lenders may reasonably request.

(vi)           A certificate of an Authorized Signer of each Loan Party that is an entity either (A) attaching copies of all consents and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents and approvals shall be in full force and effect, or (B) stating that no such consents or approvals are so required.

(vii)           A certificate signed by Authorized Signers of the Borrower certifying (A) that the conditions specified in Sections 4.1 (d) and (e) have been satisfied, and (B) that there has been no event or circumstance since the date of the most recent financial statements provided by the Borrower to Administrative Agent that has had or could be reasonably expected to have, either individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or properties of Borrower or Guarantor.

(viii)           Satisfactory UCC, tax lien, litigation and judgment searches and other informational requirements for the Borrower and Guarantor for which such searches may be required by the Administrative Agent.

(ix)           Appraisals of the Property prepared by appraisers satisfactory to the Administrative Agent and each of the Lenders reflecting an opinion of value which shall be satisfactory in all respects to the Administrative Agent and each of the Lenders.

(x)           The Mortgage - Club Naples, the Mortgage - Naples Gardens and the Mortgage - North Lake Estates duly executed in recordable form.

(xi)           Commitments for ALTA loan policies issued by a title insurance company acceptable to the Administrative Agent and each of the Lenders, each in an amount equal to an allocated portion of the Loan Amount based on the appraised values of the Property, as determined by the Administrative Agent, without exceptions and insuring that the Mortgage - Club Naples, the Mortgage - Naples Gardens and the Mortgage - North Lake Estates will constitute valid first liens on the Property - Club Naples, the Property - Naples Gardens and the Property - North Lake Estates, free and clear of all other liens and encumbrances (other than those the Administrative Agent and each of the Lenders may approve) and containing tie-in endorsements acceptable to the Administrative Agent and each of the Lenders and such other endorsements as are required by the Administrative Agent and each of the Lenders.  The Administrative Agent shall have no obligation to close the Loans until it has received a mortgagee’s policy or currently marked-up commitment insuring the Mortgage - Club Naples, the Mortgage - Naples Gardens and the Mortgage - North Lake Estates issued in accordance with the commitment described above.

(xii)           If required by the title insurance company, Surveys of the Property which conform to Administrative Agent’s survey requirements set forth in the Closing Checklist.

(xiii)           Evidence that the Property - Club Naples, the Property - Naples Gardens and the Property - North Lake Estates are lawfully zoned to permit their current use.

(xiv)           Evidence that the environmental condition of the Property is satisfactory to the Administrative Agent and each of the Lenders in accordance with the Administrative Agent’s and each of the Lender’s environmental policies.  Such evidence may include, but shall not be limited to, Phase I Environmental Audits certified to the Borrower and the Administrative Agent and setting forth the results of soil testing, ground water testing and other environmental investigations of the Property and the areas surrounding the Property.  Such testing and investigation shall be performed by an environmental consultant in a manner satisfactory to the Administrative Agent and each of the Lenders and the cost thereof shall be borne by the Borrower.

(xv)           Evidence that all insurance required to be maintained pursuant to the Loan Documents with respect to the Property - Club Naples, the Property - Naples Gardens and the Property - North Lake Estates has been obtained and is in effect.

(xvi)           Such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b)           Fees.  Any fees required to be paid on or before the Closing Date shall have been paid.

(c)           Counsel Fees. Unless waived by the Administrative Agent, the Borrower shall have paid all actual fees, charges and disbursements of counsel to the Administrative Agent and each Lender (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower, the Administrative Agent and each Lender).

(d)           Representations and Warranties True and Correct.  The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Closing Date.

(e)           No Event of Default.  No Event of Default shall exist.

(f)           Deemed Consent by Lenders.  Without limiting the generality of the provisions of the last paragraph of Section 10.3, for purposes of determining compliance with the conditions specified in this Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2                      Conditions Precedent to Effectiveness of Increase.

(a)           Documents Required.  As a condition precedent to the effectiveness of the increase in the Loan by the Loan Increase Amount pursuant to Section 2.10, in addition to the conditions precedent set forth in Section 2.10, the Administrative Agent shall receive the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by Authorized Signers of the signing Loan Party, each dated as of the Loan Increase Effective Date (or, in the case of certificates of governmental officials, a recent date before the Loan Increase Effective Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)           Modifications to the Notes executed by the Borrower in favor of each Lender increasing the principal amount thereof by the Loan Increase Amount.

(ii)           Modifications to the Mortgage - Club Naples, the Mortgage - Naples Gardens and the Mortgage - North Lake Estates increasing the principal amount secured thereby by the Loan Increase Amount, duly executed in recordable form.

(iii)           The Mortgage - Blueberry Hill, the Mortgage - Grand Lake and the Mortgage - Three Lakes, duly executed in recordable form.

(iv)           Commitments for ALTA loan policies issued by a title insurance company acceptable to the Administrative Agent and each of the Lenders, each in an amount equal to an allocated portion of the Loan Increase Amount based on the appraised values of the Property, as determined by the Administrative Agent, without exceptions and insuring that the Mortgage - Blueberry Hill, the Mortgage - Grand Lake and the Mortgage - Three Lakes will constitute valid first liens on the Property - Blueberry Hill, the Property - Grand Lake and the Property - Three Lakes, free and clear of all other liens and encumbrances (other than those the Administrative Agent and each of the Lenders may approve) and containing tie-in endorsements acceptable to the Administrative Agent and each of the Lenders and such other endorsements as are required by the Administrative Agent and each of the Lenders.  The Lenders shall have no obligation to advance the Loan Increase Amount until the Administrative Agent has received a mortgagee’s policy or currently marked-up commitment insuring the Mortgage - Blueberry Hill, the Mortgage - Grand Lake and the Mortgage - Three Lakes issued in accordance with the commitment described above.

(v)           Evidence that the Property - Blueberry Hill, the Property - Grand Lake and the Property - Three Lakes are lawfully zoned to permit their current use.

(vi)           Evidence that all insurance required to be maintained pursuant to the Loan Documents with respect to the Property - Blueberry Hill, the Property - Grand Lake and the Property - Three Lakes has been obtained and is in effect.

(vii)           Such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b)           Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to one-half of one percent (0.50%) of the Loan Increase Amount.

Article V

Representations and Warranties.

Each Borrower, for itself only, makes the following representations and warranties to the Administrative Agent and the Lenders as of the date hereof and as of the date of each advance hereunder:

Section 5.1                      Organization, Power and Authority of Borrower; Loan Documents.

Each Loan Party that is an entity (a) is duly organized, existing and in good standing under the laws of the state in which it is organized and is duly qualified to do business and in good standing in the state in which the Land is located (if different from the state of its formation) and in any other state where the nature of its business or property requires it to be qualified to do business, and (b) has the power, authority and legal right to own its property and carry on the business now being conducted by it and to engage in the transactions contemplated by the Loan Documents.  The Loan Documents to which each Loan Party that is an entity is a party have been duly executed and delivered by such Loan Party, and the execution and delivery of, and the carrying out of the transactions contemplated by, such Loan Documents, and the performance and observance of the terms and conditions thereof, have been duly authorized by all necessary organizational action by and on behalf of each Loan Party that is an entity.  The Loan Documents to which each Loan Party is a party constitute the valid and legally binding obligations of such Loan Party and are fully enforceable against such Loan Party in accordance with their respective terms, except to the extent that such enforceability may be limited by laws generally affecting the enforcement of creditors’ rights.

Section 5.2                      Other Documents; Laws.

The execution and performance of the Loan Documents to which each Loan Party is a party and the consummation of the transactions contemplated thereby, to the Borrower’s knowledge, will not conflict with, result in any breach of, or constitute a default under, the organizational documents of any Loan Party that is an entity, or, to the Borrower’s knowledge, any contract, agreement, document or other instrument to which any Loan Party is a party or by which any Loan Party or any of its properties may be bound or affected, and such actions do not and will not violate or contravene any Law to which any Loan Party is subject.

Section 5.3                      Taxes.

Each Loan Party has filed all federal, state, county and municipal Tax returns, if any, required to have been filed by such Loan Party and has paid all Taxes, if any, which have become due pursuant to such returns or pursuant to any Tax assessments received by any Loan Party.

Section 5.4                      Legal Actions.

There are no Claims or investigations by or before any court or Governmental Authority, pending, or to the best of Borrower’s knowledge, threatened in writing against or affecting any Loan Party, any Loan Party’s business or the Property which would result in a material adverse effect to the Borrower.  No Loan Party is in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority affecting any Loan Party or the Property.

Section 5.5                      Nature of Loans.

Borrower is a business or commercial organization.  The Loans are being obtained solely for business or investment purposes, and will not be used for personal, family, household or agricultural purposes.

Section 5.6                      Trade Names.

Borrower conducts its business solely under the name set forth in the Preamble to this Agreement and makes use of no trade names in connection therewith, unless such trade names have been previously disclosed to Administrative Agent in writing.

Section 5.7                      Financial Statements.

The financial statements heretofore delivered by Sun Communities, Inc. to Administrative Agent are true and correct in all material respects, have been prepared in accordance with sound accounting principles consistently applied, and fairly present the respective financial conditions of the subjects thereof as of the respective dates thereof.

Section 5.8                      No Material Adverse Change.

No material adverse change has occurred in the financial conditions reflected in the financial statements of Sun Communities, Inc. since the respective dates of such statements previously provided.

Section 5.9                      ERISA and Prohibited Transactions.

As of the date hereof and throughout the term of the Loans: (a) Borrower is not and will not be (i) an “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) a “governmental plan” within the meaning of Section 3(32) of ERISA, or (iii) a “plan” within the meaning of Section 4975(e) of the Code; (b) the assets of Borrower do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in Section

2510.3-101 of Title 29 of the Code of Federal Regulations; (c) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of fiduciaries with respect to governmental plans; and (d) Borrower will not engage in any transaction that would cause any Obligation or any action taken or to be taken hereunder (or the exercise by Administrative Agent of any of its rights under the Mortgages or any of the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.  Borrower agrees to deliver to Administrative Agent such certifications or other evidence of compliance with the provisions of this Section as Administrative Agent may from time to time request.

Section 5.10                      Compliance with Laws and Zoning and Other Requirements; Encroachments.

To Borrower’s knowledge, Borrower is in compliance with the requirements of all applicable Laws.  To Borrower’s knowledge, without independent investigation, the use of the Property complies with applicable zoning ordinances, regulations and restrictive covenants affecting the Land.  To Borrower’s knowledge, all use and other requirements of any Governmental Authority having jurisdiction over the Property have been satisfied.  Borrower has not received written notice that any violation of any Law exists with respect to the Property.  To Borrower’s knowledge, the Property is in compliance with all applicable use or other restrictions and the provisions of all applicable agreements, declarations and covenants and all applicable zoning and subdivision ordinances and regulations.

Section 5.11                      Utilities; Roads; Access.

All utility services necessary for the operation of the Property for their intended purposes have been fully installed, including telephone service, cable television, water supply, storm and sanitary sewer facilities, natural gas and electric facilities.  All roads and other accesses necessary to serve the Land have been completed, are serviceable in all weather, and where required by the appropriate Governmental Authority, have been dedicated to and formally accepted by such Governmental Authority.

Section 5.12                      Other Liens.

Except for contracts for labor, materials and services furnished or to be furnished in connection with any construction at the Property or in the ordinary course of Borrower’s business, Borrower has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Property.

Section 5.13                      No Defaults.

There is no Default or Event of Default under any of the Loan Documents, and there is no default or event of default by Borrower under any material contract, agreement or other document related to the operation of the Property.

Article VI

Affirmative Covenants and Agreements.

Borrower covenants as of the date hereof and until such time as all Obligations shall be paid and performed in full, that:

Section 6.1                      Compliance with Laws; Use of Proceeds.

Borrower shall comply with all Laws and all orders, writs, injunctions, decrees and demands of any court or any Governmental Authority affecting Borrower or the Property.  Borrower shall use all proceeds of the Loans for business purposes which are not in contravention of any Law or any Loan Document.

Section 6.2                      Inspections; Cooperation.

Borrower shall permit representatives of Administrative Agent and the Lenders to enter upon the Land, upon reasonable advance notice as provided below in this Section 6.2, to inspect the Property as well as all records and books of account maintained by or on behalf of Borrower relating thereto and to discuss the affairs, finances and accounts pertaining to the Loans and the Property with representatives of Borrower.  Borrower shall at all times cooperate and cause each and every one of its contractors, subcontractors and material suppliers to cooperate with the representatives of Administrative Agent and the Lenders in connection with or in aid of the performance of Administrative Agent’s functions under this Agreement.  Except in the event of an emergency, Administrative Agent or Lenders shall give Borrower at least forty-eight hours’ notice by telephone in each instance before entering upon the Land and/or exercising any other rights granted in this Section.

Section 6.3                      Payment and Performance of Contractual Obligations.

Borrower shall perform in a timely manner all of its obligations under any and all contracts and agreements related to any construction activities at the Property or the maintenance or operation of the Property, and Borrower will pay when due all bills for services or labor performed and materials supplied in connection with such construction, maintenance and/or operation.  Within thirty (30) days after the filing of any construction lien or other lien or encumbrance against the Property, Borrower will promptly discharge the same by payment or filing a bond or otherwise as permitted by Law.  So long as Administrative Agent’s and Lenders’ security has been protected by the filing of a bond or otherwise in a manner satisfactory to Administrative Agent in its reasonable discretion, Borrower shall have the right to contest in good faith any claim, lien or encumbrance, provided that Borrower does so diligently and without prejudice to Administrative Agent or Lenders.

Section 6.4                      Insurance.

Borrower shall maintain the following insurance at its sole cost and expense:

(a)           Insurance against Casualty to the Property under a policy or policies covering such risks as are presently included in “special form” (also known as “all risk”) coverage, including such risks as are ordinarily insured against by similar businesses, but in any event including fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, damage from aircraft, smoke, vandalism, malicious mischief and acts of terrorism.  Such insurance shall name Administrative Agent as mortgagee and loss payee.  Unless otherwise agreed in writing by Administrative Agent, such insurance shall be for the full insurable value of the Property on a replacement cost basis, with a deductible amount, if any, satisfactory to Administrative Agent.  No policy of insurance shall be written such that the proceeds thereof will produce less than the minimum coverage required by this Section by reason of co-insurance provisions or otherwise.  The term “full insurable value” means one hundred percent (100%) of the actual replacement cost of the Property (excluding foundation and excavation costs and costs of underground flues, pipes, drains and other uninsurable items).

(b)           Commercial (also known as comprehensive) general liability insurance on an “occurrence” basis against claims for “personal injury” liability and liability for death, bodily injury and damage to property, products and completed operations, in limits satisfactory to Administrative Agent with respect to any one occurrence and the aggregate of all occurrences during any given annual policy period.  Such insurance shall name Administrative Agent as an additional insured.

(c)           Workers’ compensation insurance for all employees of Borrower in such amount as is required by Law and including employer’s liability insurance, if required by Administrative Agent.

(d)           If at any time any portion of any structure on the Property securing the Loans is insurable against Casualty by flood and is located in a Special Flood Hazard Area under the Flood Disaster Protection Act of 1973, as amended, a flood insurance policy on the structure and any Borrower owned contents in form and amount acceptable to

Administrative Agent but in no amount less than the amount sufficient to meet the requirements of applicable Law as such requirements may from time to time be in effect.

(e)           Such other and further insurance as may be required from time to time by Administrative Agent in order to comply with regular requirements and practices of Administrative Agent in similar transactions including, if required by Administrative Agent, boiler and machinery insurance, pollution liability insurance, wind insurance and earthquake insurance, so long as any such insurance is generally available at commercially reasonable premiums as determined by Administrative Agent from time to time.

Each policy of insurance (i) shall be issued by one or more insurance companies each of which must have an A.M. Best Company financial and performance rating of A-VIII or better and are qualified or authorized by the Laws of the State to assume the risks covered by such policy, (ii) with respect to the insurance described under the preceding subsections (a) and (d), shall have attached thereto standard non-contributing, non-reporting mortgagee clauses in favor of and entitling Administrative Agent without contribution to collect any and all proceeds payable under such insurance, either as sole payee or as joint payee with Borrower, (iii) shall provide that such policy shall not be canceled or modified for nonpayment of premiums without at least ten (10) days prior written notice to Administrative Agent, or for any other reason without at least thirty (30) days prior written notice to Administrative Agent, and (iv) shall provide that any loss otherwise payable thereunder shall be payable notwithstanding any act or negligence of Borrower which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment.  Borrower shall promptly pay all premiums when due on such insurance and, not less than ten (10) days prior to the expiration dates of each such policy, Borrower will deliver to Administrative Agent acceptable evidence of insurance, such as a renewal policy or policies marked “premium paid” or other evidence satisfactory to Administrative Agent reflecting that all required insurance is current and in force.  Borrower will immediately give Notice to Administrative Agent of any cancellation of, or change in, any insurance policy.  Administrative Agent shall not, because of accepting, rejecting, approving or obtaining insurance, incur any liability for (A) the existence, nonexistence, form or legal sufficiency thereof, (B) the solvency of any insurer, or (C) the payment of losses.  Borrower may satisfy any insurance requirement hereunder by providing one or more “blanket” insurance policies, subject to Administrative Agent’s approval in each instance as to limits, coverages, forms, deductibles, inception and expiration dates, and cancellation provisions.

Section 6.5                      Adjustment of Condemnation and Insurance Claims.

Borrower shall give prompt Notice to Administrative Agent of any Casualty or any Condemnation or threatened Condemnation.  Administrative Agent is authorized, with the consent of the Required Lenders, in connection with any Claim in excess of $300,000, to commence, appear in and prosecute, in its own or Borrower’s name, any action or proceeding relating to any Condemnation or Casualty, and to make proof of loss for and to settle or compromise any Claim in connection therewith.  In such case, Administrative Agent shall have the right to receive all Condemnation Awards and Insurance Proceeds, and may deduct therefrom all of its Expenses.  However, so long as no Event of Default has occurred and Borrower is diligently pursuing its rights and remedies with respect to a Claim, Administrative Agent will obtain Borrower’s written consent (which consent shall not be unreasonably withheld or delayed) before making proof of loss for or settling or compromising such Claim in excess of $300,000.  Borrower agrees to diligently assert its rights and remedies with respect to each Claim and to promptly pursue the settlement and compromise of each Claim, subject to Administrative Agent’s approval in connection with any Claim in excess of $300,000, which approval shall not be unreasonably withheld or delayed.  Borrower is authorized to settle or compromise any Claim of $300,000 or less.  If, prior to the receipt by Administrative Agent of any Condemnation Award or Insurance Proceeds, the Property shall have been sold pursuant to the provisions of the Mortgages, Administrative Agent shall have the right to receive such funds (a) to the extent of any deficiency found to be due upon such sale with interest thereon (whether or not a deficiency judgment on the Mortgages shall have been sought or recovered or denied), and (b) to the extent necessary to reimburse Administrative Agent for its Expenses.  If any Condemnation Awards or Insurance Proceeds in excess of $300,000 are paid to Borrower, Borrower shall receive the same in trust for Administrative Agent.  Within ten (10) days after Borrower’s receipt of any Condemnation Awards or Insurance Proceeds in excess of $300,000, Borrower shall deliver such awards or proceeds to Administrative Agent in the form in which they were received, together with any endorsements or documents that may be necessary to effectively negotiate or transfer the same to Administrative Agent.  Borrower agrees to execute and deliver from time to time, upon the reasonable request of Administrative Agent, such further instruments or documents as may be requested by Administrative Agent to confirm the grant and assignment to Administrative Agent of any Condemnation Awards or Insurance Proceeds in excess of $300,000.

Section 6.6                      Utilization of Net Proceeds.

(a)           Net Proceeds must be utilized either for payment of the Obligations or for the restoration of the Property.  Net Proceeds may be utilized for the restoration of the Property only if no Default shall exist and only if, in the reasonable judgment of Administrative Agent, with the consent of the Required Lenders, (i) there has been no material adverse change in the financial viability of the Property which would impair the ability of the Borrower to repay the Loans, (ii) the Net Proceeds, together with other funds deposited with Administrative Agent for that purpose, are sufficient to pay the cost of the restoration pursuant to a budget and plans and specifications approved by Administrative Agent (which approval shall not be unreasonably withheld or delayed), and (iii) the restoration can be completed prior to the final maturity of the Loans and prior to the date required by any permanent loan commitment or purchase and sale agreement or by any Lease.  Otherwise, Net Proceeds shall be utilized for payment of the Obligations.

(b)           If Net Proceeds are to be utilized for the restoration of the Property, the Net Proceeds in excess of $300,000, together with any other funds deposited with Administrative Agent for that purpose, must be deposited in a Borrower’s Deposit Account, which shall be an interest-bearing account, with all accrued interest to become part of Borrower’s deposit.  Borrower agrees that it shall include all interest and earnings on any such deposit as its income (and, if Borrower is a partnership or other pass-through entity, the income of its partners, members or beneficiaries, as the case may be), and shall be the owner of all funds on deposit in the Borrower’s Deposit Account for federal and applicable state and local tax purposes.  Administrative Agent shall have the exclusive right to manage and control all funds in the Borrower’s Deposit Account, but Administrative Agent shall have no fiduciary duty with respect to such funds and shall have no liability to the Borrower or any other party with respect thereto unless arising from the gross negligence or willful misconduct of Administrative Agent.  Administrative Agent will advance the deposited funds from time to time to Borrower or a contractor designated by Borrower for the payment of costs of restoration of the Property upon presentation of customary evidence reasonably acceptable to Administrative Agent that the portion of the restoration for which payment is to be made has been completed satisfactorily and lien-free.  Any account fees and charges may be deducted from the balance, if any, in the Borrower’s Deposit Account.  Borrower grants to Administrative Agent a security interest in the Borrower’s Deposit Account and all funds hereafter deposited to such deposit account, and any proceeds thereof, as security for the Obligations.  Such security interest shall be governed by the Uniform Commercial Code of the State, and Administrative Agent shall have available to it all of the rights and remedies available to a secured party thereunder.  The Borrower’s Deposit Account may be established and held in such name or names as Administrative Agent shall deem appropriate, including in the name of Administrative Agent.  Borrower hereby constitutes and appoints Administrative Agent and any officer or agent of Administrative Agent its true and lawful attorneys-in-fact with full power of substitution, with respect to any claim which the Administrative Agent is authorized to make proof of loss for and to settle or comprise under Section 6.5, to open the Borrower’s Deposit Account and to do any and every act that Borrower might do on its own behalf to fulfill the terms of this Section 6.6.  To the extent permitted by Law, Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  It is understood and agreed that this power of attorney, which shall be deemed to be a power coupled with an interest, cannot be revoked.

Section 6.7                      Management.

Borrower at all times shall provide for the competent and responsible management and operation of the Property.  At all times, Borrower shall cause the Property to be managed by an Approved Manager.  All management contracts affecting the Property shall be terminable upon thirty (30) days’ written notice without penalty or charge (except for unpaid accrued management fees).  All management contracts must be approved in writing by Administrative Agent prior to the execution of the same (which approval shall not be unreasonably withheld or delayed).

Section 6.8                      Books and Records; Financial Statements; Tax Returns.

Borrower shall provide or cause to be provided to Administrative Agent all of the following:

(a)           Financial statements of Sun Communities, Inc.: (A) for each fiscal year, as soon as reasonably practicable and in any event within ninety (90) days after the close of each fiscal year, and (B) for each fiscal quarter, as soon as reasonably practicable and in any event within forty five (45) days after the close of each fiscal quarter.

(b)           For each quarter (and for the fiscal year through the end of that quarter) (A) property operating statements which include all income and expenses in connection with the Property, and (B) rent rolls, as soon as reasonably practicable but in any event within sixty (60) days after the end of each such quarter, certified in writing as true and correct by a representative of Borrower satisfactory to Administrative Agent.  Items provided under this paragraph shall be in form and detail satisfactory to Administrative Agent.

(c)           From time to time promptly after Administrative Agent’s request, such additional information, reports and statements respecting the Property, or the business operations and financial condition of each reporting party, as Administrative Agent may reasonably request.

(d)           Borrower will keep and maintain full and accurate books and records administered in accordance with sound accounting principles, consistently applied, showing in detail the earnings and expenses of the Property and the operation thereof.  The financial statements of Sun Communities, Inc. shall be in the form filed with its Form 10-K Annual Report and Form 10-Q Quarterly Report filed with the Securities and Exchange Commission.  The fiscal year-end financial statements shall be audited and certified, without any qualification or exception not acceptable to Administrative Agent, by independent certified public accountants acceptable to Administrative Agent, and shall contain all reports and disclosures required by generally accepted accounting principles for a fair presentation.  The quarterly financial statements may be prepared by the applicable reporting party and shall include a minimum of a balance sheet, income statement, and statement of cash flow.  Borrower shall provide, upon Administrative Agent’s request, convenient facilities for the audit and verification of any such statement.  Additionally, Borrower will provide Administrative Agent at Borrower’s expense with all evidence that Administrative Agent may from time to time reasonably request as to compliance with all provisions of the Loan Documents.  Borrower shall promptly notify Administrative Agent of any event or condition that would likely have a material adverse change in the financial condition of Borrower or of Guarantor (if known by Borrower).

Section 6.9                      Estoppel Certificates.

Within fourteen (14) days after any request by Administrative Agent or a proposed assignee or purchaser of a Loan or any interest therein, Borrower shall certify in writing to Administrative Agent, or to such proposed assignee or purchaser, the then unpaid balances of the Loan and whether, to Borrower’s knowledge, Borrower claims any right of defense or setoff to the payment or performance of any of the Obligations, and if Borrower claims any such right of defense or setoff, Borrower shall give a detailed written description of such claimed right.

Section 6.10                      Taxes; Tax Receipts.

Borrower shall pay and discharge all Taxes prior to the date on which penalties are attached thereto unless and to the extent only that such Taxes are contested in accordance with the terms of the Mortgages.  If Borrower fails, following demand, to provide Administrative Agent the tax receipts required under the Mortgages, without limiting any other remedies available to Administrative Agent, Administrative Agent may, at Borrower’s sole expense, obtain and enter into a tax services contract with respect to the Property with a tax reporting agency satisfactory to Administrative Agent.

Section 6.11                      Administrative Agent’s Rights to Pay and Perform.

If, after any required notice, Borrower fails to promptly pay or perform any of the Obligations within any applicable grace or cure periods, Administrative Agent, without Notice to or demand upon Borrower, and without waiving or releasing any Obligation or Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Borrower.  Administrative Agent may enter upon the Property for that purpose and take all action thereon as Administrative Agent considers reasonably necessary or appropriate.

Section 6.12                      Reimbursement; Interest.

Subject to applicable notice and cure periods, if Administrative Agent shall incur any Expenses or pay any Claims by reason of the Loans or the rights and remedies provided under the Loan Documents (regardless of whether or not any of the Loan Documents expressly provide for an indemnification by Borrower against such Claims), Administrative Agent’s payment of such Expenses and Claims shall constitute advances to Borrower which shall be paid by Borrower to Administrative Agent on demand, together with interest thereon from the date incurred until paid in full at the rate of interest then applicable to the Loans under the terms of the Notes.  Each advance shall be secured by the Mortgages and the other Loan Documents as fully as if made to Borrower, regardless of the disposition thereof by the party or parties to whom such advance is made.  Notwithstanding the foregoing, however, in any actions or proceedings to foreclose the Mortgages or to recover or collect the Obligations, the provisions of Law governing the recovery of costs, disbursements and allowances shall prevail unaffected by this Section.

Section 6.13                      Notification by Borrower.

Borrower will promptly give Notice to Administrative Agent of the occurrence of any Default or Event of Default hereunder or under any of the other Loan Documents.

Section 6.14                      Indemnification by Borrower.

Borrower agrees to indemnify Administrative Agent and Lenders and to hold Administrative Agent and Lenders harmless from and against, and to defend Administrative Agent and Lenders by counsel approved by Administrative Agent and Lenders against, any and all Claims directly arising out of or resulting from any transaction, act, omission, event or circumstance in any way connected with the Property or the Loans, including any Claim arising out of or resulting from (a) any construction activity at the Property, including any defective workmanship or materials; (b) any failure by Borrower to comply with the requirements of any Laws or to comply with any agreement that applies or pertains to the Property, including any agreement with a broker or “finder” in connection with the Loans or other financing of the Property; (c) any failure by Borrower to observe and perform any of the obligations imposed upon the landlord under the Leases; (d) any other Default or Event of Default hereunder or under any of the other Loan Documents; or (e) any assertion or allegation that Administrative Agent or any Lender is liable for any act or omission of Borrower or any other Person in connection with the ownership, financing, leasing, operation or sale of the Property; provided, however, that Borrower shall not be obligated to indemnify Administrative Agent or Lenders with respect to any Claim arising from the gross negligence or willful misconduct of Administrative Agent or Lenders.  The agreements and indemnifications contained in this Section shall apply to Claims arising both before and after the repayment of the Loans, as a result of any act, omission, event or condition existing or occurring on or before the Transition Date, and shall survive the repayment of the Loans, any foreclosure or deed, assignment or conveyance in lieu thereof and any other action by Administrative Agent or Lenders to enforce the rights and remedies of Administrative Agent and Lenders hereunder or under the other Loan Documents.

Section 6.15                      Fees and Expenses.

Borrower shall pay all reasonable fees, charges, costs and expenses required to satisfy the conditions of the Loan Documents.  Without limitation of the foregoing, subject to applicable notice and cure periods, Borrower will pay, when due, and if paid by Administrative Agent or Lenders will reimburse Administrative Agent and/or Lenders on demand for, all reasonable fees and expenses of any construction consultant (if any), the title insurer, environmental engineers, appraisers, surveyors and Administrative Agent’s and Lender’s counsel in connection with the closing, administration, modification or any “workout” of the Loans, or the enforcement of Administrative Agent’s and Lender’s rights and remedies under any of the Loan Documents.

Section 6.16                      Appraisals.

Administrative Agent may obtain from time to time an appraisal of all or any part of the Property, prepared in accordance with written instructions from Administrative Agent, from a third-party appraiser satisfactory to, and engaged directly by, Administrative Agent.  The cost of one such appraisal obtained by Administrative Agent in each calendar year and the cost of each such appraisal obtained by Administrative Agent following the occurrence of an Event of Default shall by borne by Borrower and shall be paid by Borrower on demand.

Section 6.17                      Leasing and Tenant Matters.

Borrower shall comply with the terms and conditions of Schedule 6.17 in connection with the leasing of the Property.

Section 6.18                      Preservation of Rights.

Borrower shall obtain, preserve and maintain in good standing, as applicable, all rights, privileges and franchises necessary or desirable for the operation of the Property and the conduct of Borrower’s business thereon or therefrom.

Section 6.19                      Income from Property.

Borrower shall first apply all income derived from the Property, including all income from Leases, to pay costs and expenses associated with the ownership, maintenance, operation and leasing of the Property, including all amounts then required to be paid under the Loan Documents, before using or applying such income for any other purpose.  No such income shall be distributed or paid to any member, partner, shareholder or, if Borrower is a trust, to any beneficiary or trustee, unless and until all such costs and expenses which are then due shall have been paid in full.

Section 6.20                      Representations and Warranties.

Borrower shall take all reasonable actions and shall do all things reasonably necessary or desirable to cause all of Borrower’s representations and warranties in this Agreement to be true and correct at all times in all material respects.

Section 6.21                      Debt Service Coverage Ratio.

Borrower shall maintain a Debt Service Coverage Ratio of at least 1.30 to 1.00, as of the end of each fiscal quarter ending on or after March 31, 2012 and on or before December 31, 2012, and a Debt Service Coverage Ratio of at least 1.35 to 1.00, as of the end of each fiscal quarter ending on or after March 31, 2013.  If the Borrower exercises the extension option provided for in the Note, Borrower shall maintain a Debt Service Coverage Ratio of at least 1.40 to 1.00, as of the end of each fiscal quarter ending on or after March 31, 2015.  The Debt Service Coverage Ratio may be satisfied by a voluntary paydown of the Loan by Borrower, subject to the satisfaction of any conditions to prepayment, as set forth in Section 4 of the Notes.

Section 6.22                      Loan-to-Value Ratio.

The Borrower shall maintain a Loan-to-Value Ratio of less than or equal to seventy percent (70.0%).  If Administrative Agent determines that this Loan-to-Value Ratio covenant is not met, Administrative Agent may make written demand on Borrower to repay principal of the Loan, in the amount necessary to bring the Loan-to-Value Ratio into compliance.  Borrower shall make any such payment of principal within thirty (30) days after Administrative Agent’s demand.  Prior to providing a copy of any appraisal to Borrower, Administrative Agent may require Borrower to pay the cost of the appraisal.

Section 6.23                      Swap Contracts.

In the event that Borrower shall elect to enter into a Swap Contract with Swap Counterparty, Borrower shall comply with all of the terms and conditions of Schedule 6.22 with respect to all Swap Contracts.

Article VII

Negative Covenants.

Borrower covenants as of the date hereof and until such time as all Obligations shall be paid and performed in full, that:

Section 7.1                      Conditional Sales.

Borrower shall not incorporate in the Property any property acquired under a conditional sales contract or lease or as to which the vendor retains title or a security interest, without the prior written consent of Administrative Agent.

Section 7.2                      Insurance Policies and Bonds.

Borrower shall not do or permit to be done anything that would affect the coverage or indemnities provided for pursuant to the provisions of any insurance policy, performance bond, labor and material payment bond or any other bond given in connection with any construction at the Property.

Section 7.3                      Additional Debt.

Borrower shall not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (a) the Loans, and (b) advances or trade debt or accrued expenses incurred in the ordinary course of business of operating the Property.  No other debt may be secured by the Property, whether senior, subordinate or pari passu.

Article VIII

Events of Default.

The occurrence or happening, from time to time, of any one or more of the following shall constitute an Event of Default under this Agreement:

Section 8.1                      Payment Default.

Borrower fails to pay any Obligation under this Agreement within seven (7) days after Notice from the Administrative Agent that such Obligation is past due.

Section 8.2                      Default Under Other Loan Documents.

An Event of Default (as defined therein) occurs under the Notes or any of the Mortgages or any other Loan Document, or Borrower or Guarantor fails to promptly pay, perform, observe or comply with any term, obligation or agreement contained in any of the Loan Documents (within any applicable grace or cure period).

Section 8.3                      Accuracy of Information; Representations and Warranties.

Any information contained in any financial statement, schedule, report or any other document delivered by Borrower or Guarantor to Administrative Agent in connection with the Loans proves not to be in all material respects true and accurate at the time when made, or Borrower or Guarantor shall have failed to state any material fact or any fact necessary to make such information not misleading, or any representation or warranty contained in this Agreement or in any other Loan Document or other document, certificate or opinion delivered to Administrative Agent in connection with the Loans, proves to be incorrect or misleading in any material respect either on the date when made or on the date when reaffirmed pursuant to the terms of this Agreement.

Section 8.4                      Deposits.

Borrower fails to deposit funds with Administrative Agent, in the amount requested by Administrative Agent, pursuant to the provisions of Section 6.6, within ten (10) days from the effective date of a Notice from Administrative Agent requesting such deposit, or Borrower fails to deliver to Administrative Agent any Condemnation Awards or Insurance Proceeds within ten (10) days after Borrower’s receipt thereof.

Section 8.5                      Insurance Obligations.

Borrower fails to promptly perform or comply with any of the covenants contained in the Loan Documents with respect to maintaining insurance, including the covenants contained in Section 6.4.

Section 8.6                      Other Obligations.

Borrower fails to promptly perform or comply with any of the Obligations set forth in this Agreement (other than those expressly described in other Sections of this Article VIII), and such failure continues uncured for a period of thirty (30) days after Notice from Administrative Agent to Borrower, unless (a) such failure, by its nature, is not reasonably capable of being cured within such period, and (b) within such period, Borrower commences to cure such failure and thereafter diligently prosecutes the cure thereof, and (c) Borrower causes such failure to be cured no later than ninety (90) days after the date of such Notice from Administrative Agent.

Section 8.7                      Construction Lien.

A lien for the performance of work or the supply of materials filed against the Property remains unsatisfied or unbonded for a period of thirty (30) days after the date of filing or service.

Section 8.8                      Bankruptcy.

Any Borrower or the Guarantor files a bankruptcy petition or makes a general assignment for the benefit of creditors, or a bankruptcy petition is filed against Borrower or the Guarantor and such involuntary bankruptcy petition continues undismissed for a period of ninety (90) days after the filing thereof.

Section 8.9                      Appointment of Receiver, Trustee, Liquidator.

Any Borrower or the Guarantor applies for or consents in writing to the appointment of a receiver, trustee or liquidator of Borrower, the Guarantor, the Property, or all or substantially all of the other assets of Borrower or the Guarantor, or an order, judgment or decree is entered by any court of competent jurisdiction on the application of a creditor appointing a receiver, trustee or liquidator of Borrower, the Guarantor, the Property, or all or substantially all of the other assets of Borrower or the Guarantor.

Section 8.10                      Inability to Pay Debts.

Any Borrower or the Guarantor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due.

Section 8.11                      Judgment.

A final nonappealable judgment for the payment of money involving more than $1,000,000 is entered against a Borrower or the Guarantor, and such Borrower or the Guarantor fails to discharge the same, or fails to cause it to be discharged or bonded off to Administrative Agent’s reasonable satisfaction, within sixty (60) days from the date of the entry of such judgment.

Section 8.12                      Dissolution; Change in Business Status.

Unless the written consent of Administrative Agent is previously obtained, all or substantially all of the business assets of Borrower or the Guarantor are sold, Borrower or the Guarantor is dissolved, or there occurs any merger or consolidation involving Borrower or the Guarantor, unless the successor resulting from such merger or consolidation is controlled by Sun Communities, Inc.

Section 8.13                      Default Under Other Indebtedness.

Any Borrower or the Guarantor fails to pay any indebtedness (other than the Loans) owed by such Borrower or such Guarantor to a Lender when and as due and payable (whether by acceleration or otherwise) within any applicable grace or cure period.

Section 8.14                      Change in Controlling Interest.

Without the prior written consent of Administrative Agent (which consent may be conditioned, among other matters, on the issuance of a satisfactory endorsement to the title insurance policy insuring Administrative Agent’s interests under the Mortgages), the controlling interest in a Borrower ceases to be owned by Sun Communities Operating Limited Partnership, or any successor by merger or otherwise which is controlled by Sun Communities, Inc.

Article IX

Remedies on Default.

Section 9.1                      Remedies on Default.

Upon the happening of any Event of Default, Administrative Agent may, and at the direction of the Required Lenders shall, have the right, in addition to any other rights or remedies available to Administrative Agent under the Mortgages or any of the other Loan Documents or under applicable Law, to exercise any one or more of the following rights and remedies:

(a)           Administrative Agent may accelerate all of Borrower’s Obligations under the Loan Documents whereupon such Obligations shall become immediately due and payable, without notice of default, acceleration or intention to accelerate, presentment or demand for payment, protest or notice of nonpayment or dishonor, or notices or demands of any kind or character (all of which are hereby waived by Borrower).

(b)           Administrative Agent may apply to any court of competent jurisdiction for, and obtain appointment of, a receiver for the Property.

(c)           Each Lender may set off the amounts due such Lender under the Loan Documents against any and all accounts, credits, money, securities or other property of Borrower now or hereafter on deposit with, held by or in the possession of the Lender to the credit or for the account of Borrower, without notice to or the consent of Borrower.

Section 9.2                      Application of Funds.

After the exercise of remedies provided for in Section 9.1 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.6, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such.

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders, including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them.

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders on a pro rata basis in accordance with their Applicable Percentages.

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders on a pro rata basis in accordance with their Applicable Percentages.

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower to the extent required by Law and otherwise to the Lenders on a pro rata basis in accordance with their Applicable Percentages, or as otherwise required by Law.

Section 9.3                      No Release or Waiver; Remedies Cumulative and Concurrent.

Borrower shall not be relieved of any Obligation by reason of the failure of Administrative Agent or a Lender to comply with any request of Borrower or of any other Person to take action to foreclose on the Property under the Mortgages or otherwise to enforce any provision of the Loan Documents, or by reason of the release, regardless of consideration, of all or any part of the Property.  No delay or omission of Administrative Agent or a Lender to exercise any right, power or remedy accruing upon the happening of an Event of Default shall impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or any acquiescence therein.  No delay or omission on the part of Administrative Agent or a Lender to exercise any option for acceleration of the maturity of the Obligations, or for foreclosure of the Mortgages following any Event of Default as aforesaid, or any other option granted to Administrative Agent or a Lender hereunder in any one or more instances, or the acceptance by Administrative Agent or a Lender of any partial payment on account of the Obligations shall constitute a waiver of any such Event of Default and each such option shall remain continuously in full force and effect.  No remedy herein conferred upon or reserved to Administrative Agent or a Lender is intended to be exclusive of any other remedies provided for in the Loan Documents, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder, or under the Loan Documents, or now or hereafter existing at Law or in equity or by statute.  Every right, power and remedy given by the Loan Documents to Administrative Agent or a Lender shall be concurrent and may be pursued separately, successively or together against Borrower or the Property or any part thereof, and every right, power and remedy given by the Loan Documents may be exercised from time to time as often as may be deemed expedient by Administrative Agent or a Lender.

Article X

Administrative Agent.

Section 10.1                      Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 10.2                      Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3                      Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           Shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing.

(b)           Subject to Section 11.3, shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law.

(c)           Shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

If an Event of Default occurs hereunder or under any of the Loan Documents, Administrative Agent may make the determination to accelerate all of Borrower’s Obligations under the Loan Documents and exercise or refrain from exercising remedies hereunder (subject, however, to any contrary written instructions of the Required Lenders).  Notwithstanding the foregoing, Administrative Agent may take any action it deems to be necessary from time to time to protect the collateral.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.3 and Article IX) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.4                      Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5                      Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 10.6                      Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section) which arise after the effectiveness of its resignation.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.7 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 10.7                      Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8                      Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any bankruptcy, insolvency or other debtor relief law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           To file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.7) allowed in such judicial proceeding.

(b)           To collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.7.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Article XI

Miscellaneous.

Section 11.1                      Further Assurances; Authorization to File Documents.

At any time, and from time to time, upon the reasonable request by Administrative Agent, Borrower will, at Borrower’s expense, (a) correct any defect, error or omission which may be discovered in the form or content of any of the Loan Documents, and (b) make, execute, deliver and record, or cause to be made, executed, delivered and recorded, any and all further instruments, certificates and other documents as may, in the reasonable opinion of Administrative Agent, be necessary or desirable in order to complete, perfect or continue and preserve the liens of the Mortgages; provided, however, that such correction or further instruments, certificates or other documents shall not increase the Obligations or reduce the benefits to Borrower under the Loans or the Loan Documents.  Upon any failure by Borrower to do so, after any applicable notice and cure periods, Administrative Agent may make, execute and record any and all such instruments, certificates and other documents for and in the name of Borrower, all at the sole expense of Borrower, and Borrower hereby appoints Administrative Agent the agent and attorney-in-fact of Borrower to do so, this appointment being coupled with an interest and being irrevocable.  Without limitation of the foregoing, Borrower irrevocably authorizes Administrative Agent at any time and from time to time to file any initial financing statements, amendments thereto and continuation statements deemed reasonably necessary by Administrative Agent to establish or maintain the validity, perfection and priority of the security interests granted in the Mortgages, and Borrower ratifies any such filings made by Administrative Agent prior to the date hereof.  In addition, at any time, and from time to time, upon request by Administrative Agent, Borrower will, at Borrower's expense, provide any and all further instruments, certificates and other documents as may, in the opinion of Administrative Agent, be necessary or desirable in order to verify the Borrower's identity and background in a manner reasonably satisfactory to Administrative Agent.

Section 11.2                      No Warranty by Administrative Agent.

By accepting or approving anything required to be observed, performed or fulfilled by Borrower or to be given to Administrative Agent pursuant to this Agreement, including any certificate, survey, receipt, appraisal or insurance policy, Administrative Agent shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof and any such acceptance or approval thereof shall not be or constitute any warranty or representation with respect thereto by Administrative Agent, other than Borrower having complied with its Obligations with respect to such item or matter.

Section 11.3                      Standard of Conduct of Administrative Agent and Lenders.

Nothing contained in this Agreement or any other Loan Document shall limit the right of Administrative Agent and Lenders to exercise their business judgment or to act, in the context of the granting or withholding of any advance or consent under this Agreement or any other Loan Document, in a subjective manner, whether or not objectively reasonable under the circumstances, so long as Administrative Agent’s and Lender’s exercise of their business judgment or action is made or undertaken in good faith.  Borrower, Administrative Agent and Lenders intend by the foregoing to set forth and affirm their entire understanding with respect to the standard pursuant to which Administrative Agent’s and Lender’s duties and obligations are to be judged and the parameters within which Administrative Agent’s and Lender’s discretion may be exercised hereunder and under the other Loan Documents.  As used herein, “good faith” means honesty in fact in the conduct and transaction concerned.

Section 11.4                      Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           Waive any condition set forth in Article IV without the written consent of each Lender.

(b)           Postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby.

(c)           Reduce the principal of, or modify the rate of interest specified herein on, any Loan, any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” in the Notes or to waive any obligation of the Borrower to pay interest at the Default Rate provided in the Notes.

(d)           Change Section 9.2 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender.

(e)           Change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender.

(f)           Release all or substantially all of the value of the Mortgage without the written consent of each Lender.

(g)           Release all or substantially all of the value of the Guaranty without the written consent of each Lender.

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 11.5                      Notices; Effectiveness; Electronic Communication.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, telecopier number, electronic mail address or telephone number specified for the applicable Person on Schedule 11.5.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.6                      No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article IX for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.11 (subject to the terms of Section 2.8), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy, insolvency or other debtor relief law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article IX and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.8, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 11.7                      Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof requested by the Borrower (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and actual, direct expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party arising directly out of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.1), (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.8.

(d)           All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(e)           The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the Obligations.

Section 11.8                      Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or other debtor relief law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 11.9                      Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           In the case of an assignment of the entire remaining amount of the assigning Lender’s Loan at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and in any case not described in the foregoing clause, the aggregate amount of the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, shall not be less than $1,000,000, unless the Administrative Agent otherwise consents.

(ii)           Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned.

(iii)           No consent shall be required for any assignment except to the extent required by subsection (b)(i) of this Section and, in addition, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of such Lender.

(iv)           The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v)           No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates, or (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)           In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of the Defaulting Lender’s Loan in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2 and 11.7 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender, which shall be in the same form and contain the same terms as the corresponding Note executed of even date herewith.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and

Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.4 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1 and 3.2 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.8 as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.2 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.1 (e) as though it were a Lender.

(f)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.10                                Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or any of its businesses or from a Guarantor relating to the Guarantor or any of its, his or her businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or Guarantor.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 11.11                                Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.8 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.12                                Replacement of Lenders.

If any Lender requests compensation under Section 3.2, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           The Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.9(b).

(b)           Such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loan, if any, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

(c)           In the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter.

(d)           Such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 11.13                                No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and Lenders on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) the Administrative Agent has no obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.14                                Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.15                                No Partnership.

Nothing contained in this Agreement shall be construed in a manner to create any relationship between Borrower and Administrative Agent or Lenders other than the relationship of borrower and lender and Borrower, Administrative Agent and Lenders shall not be considered partners or co-venturers for any purpose on account of this Agreement.

Section 11.16                                Severability.

In the event any one or more of the provisions of this Agreement or any of the other Loan Documents shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any other respect, or in the event any one or more of the provisions of any of the Loan Documents operates or would prospectively operate to invalidate this Agreement or any of the other Loan Documents, then and in either of those events, at the option of Administrative Agent, with the consent of the Required Lenders, such provision or provisions only shall be deemed null and void and shall not affect the validity of the remaining Obligations, and the remaining provisions of the Loan Documents shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

Section 11.17                                Rules of Construction.

The words “hereof,” “herein,” “hereunder,” “hereto,” and other words of similar import refer to this Agreement in its entirety.  The terms “agree” and “agreements” mean and include “covenant” and “covenants.”  The words “include” and “including” shall be interpreted as if followed by the words “without limitation.”  The captions and headings contained in this Agreement are included herein for convenience of reference only and shall not be considered a part hereof and are not in any way intended to define, limit or enlarge the terms hereof.  All references (a) made in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, (b) made in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, (c) to the Loan Documents are to the same as extended, amended, restated, supplemented or otherwise modified from time to time unless expressly indicated otherwise, (d) to the Land or the Property shall mean all or any portion of each of the foregoing, respectively, and (e) to Articles, Sections and Schedules are to the respective Articles, Sections and Schedules contained in this Agreement unless expressly indicated otherwise.

Section 11.18                                Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes; provided, however, that all such counterparts shall together constitute one and the same instrument.

Section 11.19                                Governing Law.

This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State.

Section 11.20                                Time of Essence.

Time shall be of the essence for each and every provision of this Agreement of which time is an element.

Section 11.21                                Electronic Transmission of Data.

Administrative Agent, Lenders and Borrower agree that certain data related to the Loans (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the internet.  This data may be transmitted to, received from or circulated among agents and representatives of Borrower, Administrative Agent and/or Lenders and their Affiliates and other Persons involved with the subject matter of this Agreement.  Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that Administrative Agent and Lenders do not control the method of transmittal or service providers, (b) Administrative Agent and Lenders have no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrower will release, hold harmless and indemnify Administrative Agent and Lenders from any claim, damage or loss, including that arising in whole or part from Administrative Agent’s or a Lender’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.

Section 11.22                                Dispute Resolution.

(a)           Arbitration.  Except to the extent expressly provided below, any Dispute shall, upon the request of either party, be determined by binding arbitration in accordance with the Federal Arbitration Act, Title 9, United States Code (or if not applicable, the applicable state law), the then-current rules for arbitration of financial services disputes of AAA and the “Special Rules” set forth below.  In the event of any inconsistency, the Special Rules shall control.  The filing of a court action is not intended to constitute a waiver of the right of Borrower or Administrative Agent, including the suing party, thereafter to require submittal of the Dispute to arbitration.  Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any Dispute in any court having jurisdiction over such action.  For the purposes of this Dispute Resolution Section only, the terms “party” and “parties” shall include any parent corporation, subsidiary or Affiliate of Administrative Agent involved in the servicing, management or administration of any obligation described in or evidenced by this Agreement, together with the officers, employees, successors and assigns of each of the foregoing.

(b)           Special Rules.

(i)           The arbitration shall be conducted in any U.S. state where real or tangible personal property collateral is located, or if there is no such collateral, in the City and County where Administrative Agent is located pursuant to its address for notice purposes in this Agreement.

(ii)           The arbitration shall be administered by AAA, who will appoint an arbitrator.  If AAA is unwilling or unable to administer the arbitration, or if AAA is unwilling or unable to enforce or legally precluded from enforcing any and all provisions of this Dispute Resolution Section, then any party to this Agreement may substitute another arbitration organization that has similar procedures to AAA and that will observe and enforce any and all provisions of this Dispute Resolution Section.  All Disputes shall be determined by one arbitrator; however, if the amount in controversy in a Dispute exceeds Five Million Dollars ($5,000,000), upon the request of any party, the Dispute shall be decided by three arbitrators (for purposes of this Agreement, referred to collectively as the “arbitrator”).

(iii)           All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration and completed within ninety (90) days from the date of commencement; provided, however, that upon a showing of good cause, the arbitrator shall be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

(iv)           The judgment and the award, if any, of the arbitrator shall be issued within thirty (30) days of the close of the hearing.  The arbitrator shall provide a concise written statement setting forth the reasons for the judgment and for the award, if any.  The arbitration award, if any, may be submitted to any court having jurisdiction to be confirmed and enforced, and such confirmation and enforcement shall not be subject to arbitration.

(v)           The arbitrator will give effect to statutes of limitations and any waivers thereof in determining the disposition of any Dispute and may dismiss one or more claims in the arbitration on the basis that such claim or claims is or are barred.  For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Dispute is the equivalent of the filing of a lawsuit.

(vi)           Any dispute concerning this arbitration provision, including any such dispute as to the validity or enforceability of this provision, or whether a Dispute is arbitrable, shall be determined by the arbitrator; provided, however, that the arbitrator shall not be permitted to vary the express provisions of these Special Rules or the Reservations of Rights in subsection (c) below.

(vii)           The arbitrator shall have the power to award legal fees and costs pursuant to the terms of this Agreement.

(viii)           The arbitration will take place on an individual basis without reference to, resort to, or consideration of any form of class or class action.

(c)           Reservations of Rights.  Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation and any waivers contained in this Agreement, or (ii) apply to or limit the right of Administrative Agent (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, or (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession, prejudgment attachment, or the appointment of a receiver, or (iii) apply to or limit the right of either party to pursue rights against a party to this Agreement in a third-party proceeding in any action brought in a state, federal or international court, tribunal or hearing body (including actions in specialty courts, such as bankruptcy and patent courts).  Administrative Agent may exercise the rights set forth in clauses (ii) (A) through (C), inclusive, and either party may exercise the rights set forth in clause (ii), before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement.  Neither the exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the Dispute occasioning resort to such remedies.  No provision in the Loan Documents regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for arbitration of any Dispute.

(d)           Conflicting Provisions for Dispute Resolution. If there is any conflict between the terms, conditions and provisions of this Section and those of any other provision or agreement for arbitration or dispute resolution, the terms, conditions and provisions of this Section shall prevail as to any Dispute arising out of or relating to (i) this Agreement, (ii) any other Loan Document, (iii) any related agreements or instruments, or (iv) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort).  In any other situation, if the resolution of a given Dispute is specifically governed by another provision or agreement for arbitration or dispute resolution, the other provision or agreement shall prevail with respect to said Dispute.

(e)           Jury Trial Waiver in Arbitration.  By agreeing to this Section, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Dispute.

Section 11.23                                Forum.

Borrower hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the jurisdiction of any state court or any United States federal court sitting in the State specified in the governing law section of this Agreement over any Dispute and to the jurisdiction of any state court or any United States federal court sitting in the State in connection with the enforcement of the Mortgages.  Borrower hereby irrevocably waives, to the fullest extent permitted by Law, any objection that Borrower may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum.  Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any state court or any United States federal court sitting in the state specified in the governing law section of this Agreement may be made by certified or registered mail, return receipt requested, directed to Borrower at its address for notice set forth in this Agreement, or at a subsequent address of which Administrative Agent received actual notice from Borrower in accordance with the notice section of this Agreement, and service so made shall be complete five (5) days after the same shall have been so mailed.  Nothing herein shall affect the right of Administrative Agent to serve process in any manner permitted by Law or limit the right of Administrative Agent to bring proceedings against Borrower in any other court or jurisdiction.

Section 11.24                                WAIVER OF JURY TRIAL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO ARBITRATE ANY “DISPUTE” (FOR PURPOSES OF THIS SECTION, AS DEFINED IN SCHEDULE 1.2) AS SET FORTH IN THIS AGREEMENT, TO THE EXTENT ANY “DISPUTE” IS NOT SUBMITTED TO ARBITRATION OR IS DEEMED BY THE ARBITRATOR OR BY ANY COURT WITH JURISDICTION TO BE NOT ARBITRABLE OR NOT REQUIRED TO BE ARBITRATED, BORROWER, ADMINISTRATIVE AGENT AND LENDERS WAIVE TRIAL BY JURY IN RESPECT OF ANY SUCH “DISPUTE” AND ANY ACTION ON SUCH “DISPUTE.”  THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER, ADMINISTRATIVE AGENT AND LENDERS, AND BORROWER, ADMINISTRATIVE AGENT AND LENDERS HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE LOAN DOCUMENTS.  BORROWER, ADMINISTRATIVE AGENT AND LENDERS ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL.  BORROWER FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

Section 11.25                                USA Patriot Act Notice.

Administrative Agent hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), Lenders are required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lenders to identify Borrower in accordance with the Act.

Section 11.26                                Entire Agreement.

The Loan Documents constitute the entire understanding and agreement between Borrower, Administrative Agent and Lenders with respect to the transactions arising in connection with the Loans, and supersede all prior written or oral understandings and agreements between Borrower, Administrative Agent and Lenders with respect to the matters addressed in the Loan Documents.  In particular, and without limitation, the terms of any commitment by Lenders to make the Loans are merged into the Loan Documents.  Except as incorporated in writing into the Loan Documents, there are no representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents.  If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other instrument or agreement, including any other Loan Document, the terms, conditions and provisions of this Agreement shall prevail.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Borrower, Administrative Agent and Lenders have caused this Agreement to be executed as of the date first above written.

BORROWER:

Sun Blueberry Hill LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership
Title:	Sole Member

By:	Sun Communities, Inc., a Maryland corporation
Title:	General Partner

By:  /s/ Jonathan M. Colman
Name:  Jonathan M. Colman
Title:  Executive Vice President

Sun Grand Lake LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership
Title:	Sole Member

By:	Sun Communities, Inc., a Maryland corporation
Title:	General Partner

By: /s/ Jonathan M. Colman
Name:  Jonathan M. Colman
Title:  Executive Vice President

Sun Three Lakes LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership
Title:	Sole Member

By:	Sun Communities, Inc., a Maryland corporation
Title:	General Partner

By: /s/ Jonathan M. Colman
Name:  Jonathan M. Colman
Title:  Executive Vice President

Sun Club Naples LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership
Title:	Sole Member

By:	Sun Communities, Inc., a Maryland corporation
Title:	General Partner

By: /s/ Jonathan M. Colman
Name:  Jonathan M. Colman
Title:  Executive Vice President

Sun Naples Gardens LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership
Title:	Sole Member

By:	Sun Communities, Inc., a Maryland corporation
Title:	General Partner

By: /s/ Jonathan M. Colman
        Name:  Jonathan M. Colman
Title:  Executive Vice President

Sun North Lake Estates LLC, a Michigan limited liability company

By:	Sun Communities Operating Limited Partnership, a Michigan limited partnership
Title:	Sole Member

By:	Sun Communities, Inc., a Maryland corporation
Title:	General Partner

By: /s/ Jonathan M. Colman
        Name:  Jonathan M. Colman
Title:  Executive Vice President

ADMINISTRATIVE AGENT:

Bank of America, N.A.
a national banking association

By: /s/ Kathleen W. Bozek
    Name:  Kathleen W. Bozek
Title:  Senior Vice President

LENDER:

Bank of America, N.A.
a national banking association

By:/s/ Kathleen W. Bozek
Name:  Kathleen W. Bozek
Title:  Senior Vice President

LENDER:

The PrivateBank and Trust Company
an Illinois state chartered bank

By: /s/ Stephen A. Anderson
Name:  Stephen A. Anderson
Title:  Managing Director

Schedule 1.2

Definitions

Unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified, such definitions to be applicable equally to the singular and the plural forms of such terms and to all genders:

“AAA” means the American Arbitration Association, or any successor thereof.

“Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Actual Operating Revenue” means, with respect to any period of time, all income, computed on a trailing 12-month basis in accordance with generally accepted accounting principles, collected from the ownership and operation of the Property from whatever source (other than any source affiliated with Borrower or the Guarantor), including Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, and other required pass-throughs, plus a credit for in-place rental increases under leases or rental agreements covering permanent recreational vehicle sites in the Property, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds from tenants, uncollectible accounts, sales of furniture, fixtures and equipment, interest income, Condemnation Awards, Insurance Proceeds (other than business interruption or other loss of income insurance), unforfeited security deposits, utility and other similar deposits, income from tenants not paying rent, income from tenants in bankruptcy, and non-recurring or extraordinary income, including lease termination payments.  Actual Operating Revenue shall be net of rent concessions and credits.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 11.5, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Outstandings represented by such Lender’s Outstanding Amount at such time, subject to adjustment as provided in Section 2.9.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Manager” means Borrower or any Affiliate of Borrower or Guarantor or any other reputable and creditworthy property manager, subject to the prior approval of Administrative Agent, not to be unreasonably withheld, with a portfolio of properties comparable to the Property under active management.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.9(b)), and accepted by the Administrative Agent, in substantially the form of Schedule 11.7 or any other form approved by the Administrative Agent.

“Assumed Interest Rate” means the annual yield payable on the last day of the applicable Calculation Period on ten (10) year United States Treasury obligations in amounts approximating the principal balance of the Loans outstanding at the inception of the Calculation Period plus two hundred fifty (250) basis points per annum; provided, however, that the Assumed Interest Rate shall be not less than seven percent (7.0%) per annum.

SCHEDULES

“Authorized Signer” means any representative of each Loan Party that is an entity duly designated and authorized by such Loan Party to sign this Agreement and/or the other Loan Documents.

“Bank of America” means Bank of America, N.A. and its successors.

“Borrower’s Deposit Account” means an account established with the Administrative Agent pursuant to the terms of Section 6.6.

“Business Day” means any day that is not a Saturday, Sunday or banking holiday in the State.

“Calculation Period” means the twelve (12) month period ending on any Determination Date.

“Casualty” means any act or occurrence of any kind or nature that results in damage, loss or destruction to the Property.

“Change in Law” means the occurrence, after the Closing Date, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Claim” means any liability, suit, action, claim, demand, loss, expense, penalty, fine, judgment or other cost of any kind or nature whatsoever, including reasonable fees, costs and expenses of attorneys, consultants, contractors and experts.

“Closing Checklist” means that certain Closing Requirements and Checklist setting forth the conditions for closing the Loans and recording the Mortgages.

“Closing Date” means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 11.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Condemnation” means any taking of title to, use of, or any other interest in the Property under the exercise of the power of condemnation or eminent domain, whether temporarily or permanently, by any Governmental Authority or by any other Person acting under or for the benefit of a Governmental Authority.

“Condemnation Awards” means any and all judgments, awards of damages (including severance and consequential damages), payments, proceeds, settlements, amounts paid for a taking in lieu of Condemnation, or other compensation heretofore or hereafter made, including interest thereon, and the right to receive the same, as a result of, or in connection with, any Condemnation or threatened Condemnation.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, “Controlling” or “Controlled” have meanings correlative thereto.

SCHEDULES

“Debt Service” means the higher of (a) the actual principal and interest payable under the Loans during the applicable Calculation Period, or (b) the payments of principal and interest that would have been payable under a hypothetical loan during the Calculation Period, assuming (i) an initial loan balance equal to the principal balance of the Loans outstanding at the inception of the Calculation Period, (ii) an interest rate equal to the Assumed Interest Rate, and (iii) amortization of the aggregate principal indebtedness over a thirty (30) year amortization period.

“Debt Service Coverage Ratio” means, as of any Determination Date, for the applicable Calculation Period the ratio, as determined by Administrative Agent, of Net Operating Income to Debt Service.

“Default” means an event or circumstance that, with the giving of Notice or lapse of time, or both, would constitute an Event of Default under the provisions of this Agreement.

“Determination Date” means the last day of any fiscal quarter as of which Administrative Agent makes a determination regarding Borrower’s satisfaction or failure to satisfy the Debt Service Coverage Ratio as described herein.

“Defaulting Lender” means, subject to Section 2.8(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, or (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations.

“Dispute” means any controversy, claim or dispute between or among the parties to this Agreement, including any such controversy, claim or dispute arising out of or relating to (a) this Agreement, (b) any other Loan Document, (c) any related agreements or instruments, or (d) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort).

“Environmental Agreement” means, collectively, the Environmental Indemnification and Release Agreements of even date herewith by and between Borrower and Administrative Agent pertaining to the Property, as the same may from time to time be extended, amended, restated or otherwise modified.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means any event or circumstance specified in Article VIII and the continuance of such event or circumstance beyond the applicable grace and/or cure periods therefor, if any, set forth in Article VIII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.1(e)(ii).

“Expenses” means all fees, charges, costs and expenses of any nature whatsoever incurred at any time and from time to time (whether before or after an Event of Default) by Administrative Agent in making, funding, administering or modifying the Loans, in negotiating or entering into any “workout” of the Loans, or in exercising or enforcing any rights, powers and remedies provided in the Mortgages or any of the other Loan Documents, including reasonable attorneys’

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fees, court costs, receiver’s fees, management fees and costs incurred in the repair, maintenance and operation of, or taking possession of, or selling, the Property.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Governmental Authority” means any governmental or quasi-governmental entity, including any court, department, commission, board, bureau, agency, administration, service, district or other instrumentality of any governmental entity.

“Guarantor” means Sun Communities Operating Limited Partnership and its successors and assigns.

“Guaranty” means the Guaranty Agreement of even date herewith executed by Guarantor in favor of the Administrative Agent for the benefit of Lenders, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.7(b).

“Information” has the meaning specified in Section 11.10.

“Insurance Proceeds” means the insurance claims under and the proceeds of any and all policies of insurance covering the Property or any part thereof, including all returned and unearned premiums with respect to any insurance relating to such Property, in each case whether now or hereafter existing or arising.

“Land” means the land described in and encumbered by the Mortgages.

“Laws” means all federal, state and local laws, statutes, rules, ordinances, regulations, codes, licenses, authorizations, decisions, injunctions, interpretations, orders or decrees of any court or other Governmental Authority having jurisdiction as may be in effect from time to time.

“Leases” means all leases, license agreements and other occupancy or use agreements (whether oral or written), now or hereafter existing, which cover or relate to the Property or any part thereof, together with all options therefor, amendments thereto and renewals, modifications and guaranties thereof, including any cash or security deposited under the Leases to secure performance by the tenants of their obligations under the Leases, whether such cash or security is to be held until the expiration of the terms of the Leases or applied to one or more of the installments of rent coming due thereunder.

“Lending Office” means, as to any Lender, the office or offices of such Lender designated as such by such Lender to the Administrative Agent, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

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“Loan” or “Loans” means, individually or collectively, the loans from Lenders to Borrower, the repayment obligations in connection with which are evidenced by the Notes.

“Loan Amount” means, as to each Lender, the principal amount of its Loan as set forth opposite such Lender’s name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Loan Documents” means this Agreement, the Notes, the Mortgages, the Environmental Agreement, the Guaranty, any Swap Contract, and any and all other documents which Borrower, Guarantor or any other party or parties have executed and delivered, or may hereafter execute and deliver, to evidence, secure or guarantee the Obligations, or any part thereof, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Loan Increase Amount” means such term as defined in Section 2.10(a).

“Loan Increase Effective Date” means such term as defined in Section 2.10(c).

“Loan Party” means, individually or collectively as the context appears, the Borrower and the Guarantor.

“Loan-to-Value Ratio” means the total principal amount outstanding under the Loan divided by the appraised “As-Is” value of the Property.  The appraised “As-Is” value of the Property shall be based upon an appraisal prepared by a third-party appraiser acceptable to, and engaged directly by, Administrative Agent.  The appraisal shall be satisfactory to Administrative Agent in all respects, as reviewed, adjusted and approved by Administrative Agent.

“Mortgage - Club Naples” means the Mortgage, Assignment of Rents, Security Agreement and Fixture Filing of even date herewith given by Sun Club Naples LLC in favor of the Administrative Agent for the benefit of Lenders to secure the Obligations, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Mortgage - Naples Gardens” means the Mortgage, Assignment of Rents, Security Agreement and Fixture Filing of even date herewith given by Sun Naples Gardens LLC in favor of the Administrative Agent for the benefit of Lenders to secure the Obligations, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Mortgage - North Lake Estates” means the Mortgage, Assignment of Rents, Security Agreement and Fixture Filing of even date herewith given by Sun North Lake Estates LLC in favor of the Administrative Agent for the benefit of Lenders to secure the Obligations, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Mortgage - Blueberry Hill” means the Mortgage, Assignment of Rents, Security Agreement and Fixture Filing of even date herewith given by Sun Blueberry Hill LLC in favor of the Administrative Agent for the benefit of Lenders to secure the Obligations, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Mortgage - Grand Lake” means the Mortgage, Assignment of Rents, Security Agreement and Fixture Filing of even date herewith given by Sun Grand Lake LLC in favor of the Administrative Agent for the benefit of Lenders to secure the Obligations, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Mortgage - Three Lakes” means the Mortgage, Assignment of Rents, Security Agreement and Fixture Filing of even date herewith given by Sun Three Lakes LLC in favor of the Administrative Agent for the benefit of Lenders to

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secure the Obligations, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Mortgages” means, collectively, the Mortgage - Club Naples, the Mortgage - Naples Gardens, the Mortgage - North Lake Estates, the Mortgage - Blueberry Hill, the Mortgage - Grand Lake and the Mortgage - Three Lakes of even date herewith given by each Borrower in favor of the Administrative Agent for the benefit of Lenders to secure the Obligations, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Net Operating Income” means, with respect to any period of time, the amount obtained by subtracting Operating Expenses from Actual Operating Revenue, as such amount may be adjusted by Administrative Agent in its reasonable discretion based on Administrative Agent’s customary underwriting standards, including adjustments for vacancy allowance and other concessions, less a capital expenditure reserve equal to $50 for each pad in the Property.  As used herein, “vacancy allowance” means an allowance for reductions in potential income attributable to vacancies, tenant turnover, and nonpayment of rent.

“Net Proceeds,” when used with respect to any Condemnation Awards or Insurance Proceeds, means the gross proceeds from any Condemnation or Casualty remaining after payment of all expenses, including attorneys’ fees, incurred in the collection of such gross proceeds.

“Note” or “Notes” means, individually or collectively, the Promissory Notes of even date herewith, each in the amount of the applicable Loan Amount, made by Borrower to the order of the applicable Lender, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Notice” means a notice, request, consent, demand or other communication given in accordance with the provisions of Section 11.5 of this Agreement.

“Obligations” means all present and future debts, obligations and liabilities of Borrower to Lenders arising pursuant to, or on account of, the provisions of this Agreement, the Notes or any of the other Loan Documents, including the obligations: (a) to pay all principal, interest, late charges, prepayment premiums (if any) and other amounts due at any time under the Notes; (b) to pay all Expenses, indemnification payments, fees and other amounts due at any time under the Mortgages or any of the other Loan Documents, together with interest thereon as provided in the Mortgages or such Loan Document; (c) to pay and perform all obligations of Borrower (or its Affiliate) under any Swap Contract; and (d) to perform, observe and comply with all of the terms, covenants and conditions, expressed or implied, which Borrower is required to perform, observe or comply with pursuant to the terms of this Agreement, the Mortgage or any of the other Loan Documents.

“Operating Expenses” means, with respect to any period of time, the total of all expenses actually paid or payable, computed on a trailing 12-month basis in accordance with generally accepted accounting principles, of whatever kind relating to the ownership, operation, maintenance or management of the Property, including utilities, ordinary repairs and maintenance, insurance premiums, ground rents, if any, license fees, Taxes, advertising expenses, payroll and related taxes, management fees equal to the greater of 3% of Actual Operating Revenue or the management fees actually paid under any management agreement and operational equipment or other lease payments, but specifically excluding depreciation and amortization, income taxes, debt service on the Loans, and any item of expense that would otherwise be covered by the provisions hereof but which is paid by any tenant under such tenant’s Lease or other agreement.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means on any date, the aggregate outstanding principal amount of each Loan after giving effect to any borrowings and prepayments or repayments of such Loan occurring on such date.

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“Participant” has the meaning specified in Section 11.9(d).

“Person” means an individual, a corporation, a partnership, a joint venture, a limited liability company, a trust, an unincorporated association, any Governmental Authority or any other entity.

“Property” means, collectively, the Property - Blueberry Hill, the Property - Club Naples, the Property - Grand Lake, the Property - Naples Gardens, the Property - North Lake Estates and the Property - Three Lakes.

“Property - Blueberry Hill” means the real and personal property conveyed and encumbered by the Mortgage – Blueberry Hill.

“Property - Club Naples” means the real and personal property conveyed and encumbered by the Mortgage – Club Naples

“Property - Grand Lake” means the real and personal property conveyed and encumbered by the Mortgage – Grand Lake

“Property - Naples Gardens” means the real and personal property conveyed and encumbered by the Mortgage – Naples Gardens

“Property - North Lake Estates” means the real and personal property conveyed and encumbered by the Mortgage – North Lake Estates.

“Property - Three Lakes” means the real and personal property conveyed and encumbered by the Mortgage – Three Lakes.

“Register” has the meaning specified in Section 11.9(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release Price” means a principal payment on the Loans in the amount shown below with respect to each Property listed below to be paid to the Administrative Agent, for the account of each Lender, which Administrative Agent will promptly distribute to each Lender according to its Applicable Percentage:

Property                                                    Release Price

Property - Club Naples                            $7,140,000.00
Property - Naples Gardens                      $4,620,000.00
Property - North Lake Estates                 $5,530,000.00

“Rents” means all of the rents, royalties, issues, profits, revenues, earnings, income and other benefits of the Property or any part thereof, or arising from the use or enjoyment of the Property or any part thereof, including all such amounts paid under or arising from any of the Leases and all fees, charges, accounts or other payments for the use or occupancy of rooms or other public facilities within the Property or any part thereof.

“Required Lenders” means, as of any date of determination, Lenders having at least 66-2/3% of the Total Outstandings; provided that the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“State” means the State of Michigan.

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“Survey” means a map or plat of survey of the Land which conforms to Administrative Agent’s survey requirements set forth in the Closing Checklist.

“Swap Contract” means any agreement, whether or not in writing, relating to any Swap Transaction, including, unless the context otherwise clearly requires, any form of master agreement (the “Master Agreement”) published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into prior to the date hereof or any time after the date hereof, between Swap Counterparty and Borrower, together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time.

“Swap Counterparty” means a Lender or an Affiliate of a Lender, in its capacity as counterparty under any Swap Contract.

“Swap Transaction” means any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, note or bill option, interest rate option, forward foreign exchange transaction, cap transaction, collar transaction, floor transaction, currency swap transaction, cross-currency rate swap transaction, swap option, currency option, credit swap or default transaction, T-lock, or any other similar transaction (including any option to enter into the foregoing) or any combination of the foregoing, entered into prior to the date hereof or anytime after the date hereof between Swap Counterparty and Borrower so long as a writing, such as a Swap Contract, evidences the parties’ intent that such obligations shall be secured by the Mortgages in connection with the Loans.

“Taxes” means all taxes and assessments whether general or special, ordinary or extraordinary, or foreseen or unforeseen, which at any time may be assessed, levied, confirmed or imposed by any Governmental Authority or any communities facilities or other private district on Borrower or on any of its properties or assets or any part thereof or in respect of any of its franchises, businesses, income or profits, but excluding Lenders’ income taxes.

“Transition Date” means the earlier of the following two dates:  (a) the date on which the indebtedness and obligations under the Loans have been paid, performed and finally discharged in full (without possibility for disgorgement), and the Mortgages have been released; or (b) the date on which the lien of the Mortgages is fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Property has been given to and accepted by Administrative Agent or any other purchaser or grantee free of occupancy and claims to occupancy by Borrower and its heirs, devisees, representatives, successors and assigns or Administrative Agent otherwise has the control of the Property; provided that, if such payment, performance, release, foreclosure or conveyance is challenged, other than by the Administrative Agent, it agents, affiliates or employees, in bankruptcy proceedings or otherwise, the Transition Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice or otherwise barred by law from further assertion.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

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Schedule 2.1

Loan Amounts and Applicable Percentages

Lender	Loan Amount	Applicable Percentage
Bank of America, N.A.	$9,916,666.67	58.333333333%
The PrivateBank and Trust Company	$7,083,333.33	41.666666666%

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Schedule 6.17

Leasing and Tenant Matters

1.           Representations and Warranties of Borrower Regarding Leases.

Borrower represents and warrants that Borrower has delivered to Administrative Agent the standard form of tenant lease used by Sun Communities, Inc. for its recreational vehicle parks, together with an accurate and complete rent roll for the Property, and no Lease reflected on the rent roll contains any option or right of first refusal to purchase all or any substantial portion of the Property or any present or future interest therein.

2.           Covenants of Borrower Regarding Leases and Rents.

Borrower covenants that, except in the ordinary course of business, Borrower (a) will observe and perform all of the obligations imposed upon the landlord in the Leases and will not do or permit to be done anything to impair the security thereof; (b) will use its best efforts to enforce or secure, or cause to be enforced or secured, the performance of each and every obligation and undertaking of the respective tenants under the Leases and will appear in and defend, at Borrower’s sole cost and expense, any action or proceeding arising under, or in any manner connected with, the Leases; (c)  will not discount any future accruing Rents except in the ordinary course of the Borrower’s business; (d) without the prior written consent of Administrative Agent, will not execute any assignment of the Leases or the Rents; and (e) will execute and deliver, at the request of Administrative Agent, all such assignments of the Leases and Rents in favor of Administrative Agent as Administrative Agent may from time to time reasonably require so long as they do not increase the obligations of the Borrower or reduce the benefits to the Borrower under the Loan Documents.

3.           Leasing Guidelines.

Borrower shall not enter into any Lease of space in the Property unless approved or deemed approved by Administrative Agent prior to execution.  Borrower’s standard form of tenant lease has been approved by Administrative Agent.  Administrative Agent shall be “deemed” to have approved any Lease that: (a) is on the standard form lease approved by Administrative Agent, as such form may be revised from time to time as required by applicable law or to incorporate immaterial changes which do not affect the validity or enforceability of the lease; (b) is entered into in the ordinary course of business with a bona fide unrelated third party tenant, and Borrower, acting in good faith and exercising due diligence; (c) reflects an arm’s length transaction; and (d) contains no option or right of first refusal to purchase all or any substantial portion of the Property or any present or future interest therein.

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Schedule 6.22

Swap Contracts

1.           Swap Documentation.  Within the timeframes required by Administrative Agent and Swap Counterparty, Borrower shall deliver to Swap Counterparty the following documents and other items, executed and acknowledged as appropriate, all in form and substance reasonably satisfactory to Administrative Agent and Swap Counterparty: (a) Master Agreement in the form published by the International Swaps and Derivatives Association, Inc. and related schedule in the form agreed upon between Borrower and Swap Counterparty; (b) a confirmation under the foregoing, if applicable; (c) the Guaranty; (d) if Borrower is anything other than a natural person, evidence of due authorization to enter into transactions under the foregoing Swap Contract with Swap Counterparty, together with evidence of due authorization and execution of any Swap Contract; and such other title endorsements, documents, instruments and agreements as Administrative Agent and Swap Counterparty may require to evidence satisfaction of the conditions set forth in this Section 1 of Schedule 6.22.

2.           Conveyance and Security Interest.  To secure Borrower’s Obligations, Borrower hereby transfers, assigns and transfers to Administrative Agent, and grants to Administrative Agent a security interest in, all of Borrower’s right, title and interest, but not its obligations, duties or liabilities for any breach, in, under and to the Swap Contract, any and all amounts received by Borrower in connection therewith or to which Borrower is entitled thereunder, and all proceeds of the foregoing.

3.           Cross-Default.  It shall be an Event of Default under this Agreement if any Event of Default occurs as defined under any Swap Contract as to which Borrower is the Defaulting Party, or if any Termination Event occurs under any Swap Contract as to which Borrower is an Affected Party.  As used in this Section, the terms “Defaulting Party,” “Termination Event” and “Affected Party” have the meanings ascribed to them in the Swap Contract.

4.           Remedies; Cure Rights.  In addition to any and all other remedies to which Administrative Agent and Swap Counterparty are entitled at law or in equity, Swap Counterparty shall have the right, to the extent so provided in any Swap Contract or any Master Agreement relating thereto, (a) to declare an event of default, termination event or other similar event thereunder and to designate an Early Termination Date as defined under the Master Agreement, and (b) to determine net termination amounts in accordance with the Swap Contract and to setoff amounts between Swap Contracts.  Administrative Agent shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower such action as Administrative Agent may at any time determine to be necessary or advisable to cure any default under any Swap Contract or to protect the rights of Borrower or Swap Counterparty thereunder; provided, however, that before the occurrence of an Event of Default under this Agreement, Administrative Agent shall give prior written notice to Borrower before taking any such action.  For this purpose, Borrower hereby constitutes Administrative Agent its true and lawful attorney-in-fact with full power of substitution, which power of attorney is coupled with an interest and irrevocable, to exercise, at the election of Administrative Agent, any and all rights and remedies of Borrower under the Swap Contract, including making any payments thereunder and consummating any transactions contemplated thereby, and to take any action that Administrative Agent may deem proper in order to collect, assert or enforce any claim, right or title, in and to the Swap Contract hereby assigned and conveyed, and generally to take any and all such action in relation thereto as Administrative Agent shall deem advisable.  Administrative Agent shall not incur any liability if any action so taken by Administrative Agent or on its behalf shall prove to be inadequate or invalid.  Borrower expressly understands and agrees that Administrative Agent is not hereby assuming any duties or obligations of Borrower to make payments to Swap Counterparty under any Swap Contract or under any other Loan Document.  Such payment duties and obligations remain the responsibility of Borrower notwithstanding any language in this Agreement.

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Schedule 11.5

Administrative Agent’s Office

Certain Addresses for Notices

Borrower:

c/o Sun Communities, Inc.
27777 Franklin Rd., Suite 200
Southfield, MI 48034
Fax Number: 248-208-2646

With a copy to:

Arthur Weiss, Esq.
Jaffe Raitt Heuer & Weiss PC
27777 Franklin Rd., Suite 2500
Southfield, MI 48034

Administrative Agent:

Bank of America, N.A.

Mail Code: MI8-900-04-20

2600 West Big Beaver Road

Troy, Michigan 48084

Attention:  Kathleen W. Bozek

Telephone: 248 631-0422

Fax Number: 248 631-0415

Electronic Mail: kathleen.w.bozek@baml.com

With a copy to:

Daniel C. Watson, Esq.

Bodman PLC

6th Floor at Ford Field

1901 S. Antoine St.

Detroit, Michigan 48226

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Lenders:

Bank of America, N.A.

Mail Code: MI8-900-04-20

2600 West Big Beaver Road

Troy, Michigan 48084

Attention:  Kathleen W. Bozek

Telephone: 248 631-0422

Fax Number: 248 631-0415

Electronic Mail: kathleen.w.bozek@baml.com

The PrivateBank and Trust Company

38505 Woodward Ave., Suite 1300

Bloomfield Hills, Michigan 48304

Attention:  Stephen A. Anderson

Telephone: 248 566-4793

Fax Number 248 644-8706

Electronic Mail: sanderson@theprivatebank.com

SCHEDULES

Schedule 11.7

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the term loan identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transaction governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________

______________________________

2.	Assignee:	______________________________

______________________________

3.	Borrowers:	Sun Blueberry Hill LLC,
Sun Grand Lake LLC
Sun Three Lakes LLC
Sun Club Naples LLC
Sun Naples Gardens LLC
Sun North Lake Estates LLC

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Loan Agreement

5.	Loan Agreement:
Term Loan Agreement, dated as of _______________, 2011, among Sun Blueberry Hill LLC, Sun Grand Lake LLC, Sun Three Lakes LLC, Sun Club Naples LLC, Sun Naples Gardens LLC and Sun North Lake Estates LLC, as borrowers, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

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6.	Assigned Interest:

Assignor	Assignee	Facility Assigned	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans

		Term Loan	$	$	%

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By: _____________________________
Title:

ASSIGNEE

[NAME OF ASSIGNEE]
By: _____________________________
Title:
Consented to and Accepted:

BANK OF AMERICA, N.A., as

Administrative Agent

By: _________________________________

       Title:

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ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

AMENDED AND RESTATED TERM LOAN AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1.           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 11.9(b)(iii) and (v) of the Loan Agreement (subject to such consents, if any, as may be required under Section 11.9(b)(iii) of the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.8 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed

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counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Michigan.

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